EXECUTION VERSION

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release ("Agreement"), effective as of the date described in Section 9 below (the “Effective Date”), is made and entered into by and between Elme Communities ("Company") and Stephen Riffee ("Executive").

WHEREAS, Executive has been employed by Company as its Executive Vice President and Chief Financial Officer; and

WHEREAS, Executive has decided to retire from the Company; and

WHEREAS, the parties desire to resolve amicably all matters between them on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Retirement Date and Return of Property: Executive’s last day of employment is February 28, 2023 (the “Retirement Date”).

2. Final Paycheck: Regardless of whether or not Executive signs this Agreement, Company will pay Executive for all earned but unpaid salary and accrued but unused vacation as of the Retirement Date in accordance with its payroll practices and applicable law.

3. Benefits: Executive’s Company provided medical benefits shall cease as of the Retirement Date. Executive may be eligible to participate in a healthcare continuation coverage program such as under COBRA or any similar state medical and dental insurance continuation coverage program if Executive timely elected such COBRA continuation coverage. Should Executive sign and not revoke this Agreement and elect COBRA continuation coverage, the Company will, as consideration for the obligations and promises contained herein, subsidize Executive’s COBRA continuation coverage for seven (7) months (the “COBRA Coverage Period”). For purposes of this paragraph “subsidize” means that the Company will pay on your behalf an amount equal to the lesser of (i) the Company’s portion of the group health plan premium or the Company’s cost of coverage for an active employee and family coverage, and (ii) the COBRA premium (the “COBRA Payments”).

4. General Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Executive would normally be entitled upon resignation, Executive, on behalf of Executive, Executive’s heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases Company and its Affiliates, and each of their officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors (including but not limited to Washington Real Estate Investment Trust), successors and assigns (collectively, “Releasees”), from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to

EXECUTION VERSION

the Effective Date, including without limitation based on any agreements between Executive and the Company or based on Executive’s employment with Company and the termination thereof (“Claims”). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the District of Columbia Human Rights Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Executive represents that Executive has not filed or joined any such Claims, and Executive further agrees not to pursue or bring any such Claim seeking monetary or other relief. It is understood and agreed that this release does not apply to claims for breach of this Agreement, Claims for any vested benefits (including without limitation, vested benefits under the Company’s Short-Term and Long-Term Incentive Plan), or Claims that cannot be released by law including claims for unemployment insurance, worker’s compensation benefits, state disability compensation or previously vested benefits under any Company-sponsored benefits plan.

Notwithstanding anything to the contrary herein, Executive understands that nothing in this Agreement or any other agreement that Executive may have with the Company restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including but not limited to the Securities Exchange Commission and the federal Office of Occupational Health (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Executive does not need the Company’s prior authorization to engage in such conduct. Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information (as defined herein) to any parties other than the Government Agencies. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

5. Confidentiality: Except as necessary to enforce or effectuate this Agreement or as required by law or otherwise to satisfy SEC filing or disclosure requirements or to the extent Company in good faith deems necessary in communications with analysts and institutional investors of real estate investment trusts, the parties agree to in good faith endeavor to keep this Agreement, the existence of this Agreement, and the terms of this Agreement confidential and not to initiate any disclosures of it. Subject to the foregoing, Executive shall not initiate any disclosure of the same to any third party except as necessary to Executive’s attorneys, financial advisors, accountants, future employer and immediate family members (and only on the condition that they maintain such confidentiality until and unless such Agreement is publicly disclosed). Also subject to the foregoing, Company shall not initiate any disclosure of the same to any third party except its board of directors, executive officers, attorneys, accountants and employees responsible for effectuating the Agreement (and only on the condition that they

EXECUTION VERSION

maintain such confidentiality and Company guarantees such confidentiality until and unless such Agreement is publicly disclosed).

6. Nondisparagement and Nonassistance: Executive agrees not to provide any disparaging information relating to Company or any of its Affiliates or its or their past, present or future management, officers, trustees or executives to any person or entity, and Executive agrees to the extent permitted by law not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Company or any of its Affiliates except as may be required by law or legal process. Nothing herein prohibits Executive from reporting alleged violations to the SEC or other government agencies, although Executive is not aware of any alleged violations as of the date Executive signed this Agreement.

7. Cooperation: Executive agrees to reasonably cooperate with Company upon request by answering questions and providing information about matters of which Executive has personal knowledge, including without limitation any litigations, investigations or other legal proceedings. In the event that Company becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request and with due regard for Executive’s personal and professional schedule, provide reasonable cooperation and assistance to Company, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. Company will reimburse Executive for all reasonable and necessary expenses Executive incurs in complying with this Section 7, provided said expenses are reasonable and necessary and approved by Company in advance. Notwithstanding anything to the contrary herein, Executive’s obligations under this Section 7 shall not (other than on an immaterial basis) interfere with Executive’s full-time employment with another Company.

8. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded their reasonable attorneys’ fees and costs.

9. Consultation and Consideration: Company hereby advises Executive to consult with an attorney at Executive’s own expense prior to signing this Agreement. Executive may take up to twenty-one (21) days from the date Executive is given this Agreement to consider it, but Executive may sign it sooner if Executive wishes. If Executive signs the Agreement, Executive will have a period of seven (7) days to revoke Executive’s signature (the "Revocation Period"). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Executive exercising Executive’s right of revocation (the "Effective Date"). Any notice of revocation must be in

EXECUTION VERSION

writing and must be received by Drew Hammond at dhammond@elmecommunities.com prior to the expiration of the Revocation Period. If Executive signs this Agreement, Executive represents that Executive has had sufficient time to consider it, and that Executive enters into it knowingly and voluntarily with full understanding of its meaning and effect. If Executive does not sign this Agreement by 11:59 p.m. on March 3, 2023, this Agreement shall be deemed null and void.

10. Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the District of Columbia, without regard to the principles of conflicts of laws therein.

11. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Executive may not assign any right or obligation hereunder without Company’s prior written consent. Company may assign its rights and obligations here under to any successor in interest.

12. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument. A signature transmitted by email shall be considered an original signature.

13. Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

[Signatures on Next Page]

EXECUTION VERSION

Executive has had an opportunity to carefully review and consider this Agreement with an attorney, and Executive has had sufficient time to consider it. After such careful consideration, Executive knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

STEPHEN RIFFEE ELME COMMUNITIES

/s/ Stephen Riffee                         By: /s/ Paul T. McDermott
Signature
Title: President and Chief Executive Officer

Date: February 15, 2023                Date: February 15, 2023